Exhibit 107

Calculation Of Filing Fee Table

F-1

(Form Type)

Akanda Corp.

(Exact name of Registrant as Specified in its Charter)

	Security Type (1)	Security Class Title	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Common Shares, par value $0.0001 per share, to be sold by the Registrant	Equity			$5,000,000
	Pre-funded warrants to purchase Common Shares and Common Shares issuable upon exercise(4)(5)
	Warrants to purchase Common Shares(5)
	Common Shares issuable upon exercise of Warrants				$5,000,000
	Total Offering Amounts				$10,000,000	0.00014760	$1,476
							$1,476
	Total Fees Previously Paid						$0
	Total Fee Offsets						0
	Net Fee Due						$1,476

(1)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant (“Common Stock”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the common shares, assuming the sale of the maximum number of common shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)	The proposed maximum aggregate offering price of the Common Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common shares issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the Common Shares and pre-funded warrants (including the Common Shares issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.

(5)	Resales of the warrants and pre-funded warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of Common Shares issuable upon exercise of the pre-funded warrants are also being registered on a delayed or continuous basis hereby.